EXHIBIT 10.5

Amendment No. RI0340T02A

AMENDMENT

TO THE

CONSTRUCTION AND REVOLVING TERM LOAN SUPPLEMENT

THIS AMENDMENT is entered into as of November 20, 2006, between FARM CREDIT SERVICES OF AMERICA, FLCA (“Farm Credit”) and ABE FAIRMONT, LLC, Fairmont, Nebraska (the “Company”).

BACKGROUND

Farm Credit and ADVANCED BIOENERGY, LLC, Fairmont, Nebraska (“Advanced”) are parties to a Construction and Revolving Term Loan Supplement dated February 17, 2006 (such agreement, as previously amended, is hereinafter referred to as the “Supplement”). Further, the Company has formally assumed all obligations under the Supplement from Advanced. Farm Credit and the Company now desire to amend certain sections of the Supplement. For that reason, and for valuable consideration (the receipt and sufficiency of which are hereby acknowledged), Farm Credit and the Company agree that the following sections of the Supplement are hereby amended to read as follows:

1. The Effective Date in the first paragraph of the Supplement is hereby amended to be June 1, 2007.

2. Section 3 of the Supplement is hereby amended and restated to read as follows:

SECTION 3. Term. The term of the Commitment shall be from the Effective Date hereof (or, if requested by Company, such earlier date as Agent may, in its sole discretion, authorize in writing), up to and including December 1, 2016, or such later date as Agent may, in its sole discretion, authorize in writing.

3. Section 6 of the Supplement is hereby amended and restated to read as follows:

SECTION 6. Promissory Note. The Company promises to repay on the dates set forth below, the outstanding principal, if any, that is in excess of the listed amounts:

Payment Date	Reducing Commitment Amount
December 1, 2014	$16,000,000.00

June 1, 2015	$11,000,000.00

December 1, 2015	$6,000,000.00

June 1, 2016	$1,000,000.00

December 1, 2016	$0.00

Provided, however, that if Construction and Term Loan Supplement No. RI0340T01 dated February 17, 2006, as amended, has been repaid prior to its maturity date of May 20, 2014, then repayment for this loan shall begin on the first day of the month that is six months after the first day of the month following the repayment of RI0340T01, and reductions in principal as noted above shall occur every six months thereafter. If any installment due date is not a day on which Agent is open for business, then such installment shall be due and payable on the next day on which Agent is open for business. In addition to the above, the Company promises to pay interest on the unpaid principal balance hereof at the times and in accordance with the provisions set forth in Section 5 hereof.

4. Section 7 of the Supplement is hereby amended and restated to read as follows:

SECTION 7. Prepayment. In addition to the broken funding surcharge provision of the MLA, prepayment of any outstanding principal balance due to refinancing, or refinancing of any unadvanced Commitment, up to and including July 1, 2009, will result in a 3% prepayment charge in addition to any broken funding surcharges which may be applicable, based on the amounts prepaid and on the total amount of the Commitments in effect at such time.

5. Except as set forth in this amendment, the Supplement, including all amendments thereto, shall continue in full force and effect as written.

IN WITNESS WHEREOF, the parties have caused this amendment to be executed by their duly authorized officers as of the date shown above.

FARM CREDIT SERVICES OF AMERICA, FLCA

By: /s/ Shane Fralen
Title: Vice President

ABE FAIRMONT, LLC

By ADVANCED BIOENERGY, LLC, its sole member

By: /s/ Donald Gales
Title: President

11/27/06